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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G
                                (RULE 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),(c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                             (AMENDMENT NO._____)


                                 Viatel, Inc.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)

                    Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   925529208
                        ------------------------------
                                 (CUSIP NUMBER)

                               October 23, 1996
--------------------------------------------------------------------------------
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

                                ---------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)


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  CUSIP NO. 925529208                   13G                  Page 2 of 8 Pages
            ---------                                            ---  ---


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      COMSAT Corporation        52-0781863

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      District of Columbia

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,140,539

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,140,539

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,140,539
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      9.6% at 10/23/96
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON* (SEE INSTRUCTIONS)
12
      HC

------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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===============================================================================


  CUSIP NO. 925529208                   13G             PAGES 3 OF 8 PAGES
            ---------                                        ---  ---


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      COMSAT International, Inc.        52-1640843

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,140,539

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,140,539

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,140,539
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.6% at 10/23/96

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 925529208                     13G                   PAGE 4 OF 8 PAGES
          ---------                                               ---  ---


ITEM 1  (a) NAME OF ISSUER:

     Viatel, Inc.

ITEM 1  (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     800 Third Avenue
     New York, New York 10022

ITEM 2  (a) NAME OF PERSON FILING:

     COMSAT Corporation (May be deemed to have beneficial ownership of shares held by COMSAT International, Inc., its wholly owned subsidiary.)

     COMSAT International, Inc. (record holder)

ITEM 2  (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     6560 Rock Spring Drive
     Bethesda, Maryland 20817

ITEM 2  (c) CITIZENSHIP

     COMSAT Corporation                 District of Columbia
     COMSAT International, Inc.         Delaware

ITEM 2  (d) TITLE OF CLASS OF SECURITIES

     Common Stock, par value $.01 per share

ITEM 2  (e) CUSIP NUMBER

     925529208

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO (S)(S)240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS a:

     Not applicable. This statement is being filed pursuant to Rule 13d-1(d).
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CUSIP No. 925529208                     13G                  PAGES 5 OF 8 PAGES
          ---------                                               ---  ---


ITEM 4. OWNERSHIP.

     (a)  Amount beneficially owned:   2,140,539 shares

     (b)  Percent of class:  9.6% at 10/23/96

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                2,140,539 shares,

          (ii)  Shared power to vote or to direct the vote

                0 shares,

          (iii) Sole power to dispose or to direct the disposition of

                2,140,539 shares, and

          (iv)  Shared power to dispose or to direct the disposition of

                0 shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     COMSAT International, Inc., a corporation organized under the laws of Delaware

================================================================================

CUSIP No. 925529208                     13G             PAGES 6 OF 8 PAGES
          ---------                                          ---  ---


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

     Not applicable.

ITEM 10. CERTIFICATION

     Not applicable.

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CUSIP No. 925529208                     13G                   PAGE 7 OF 8 PAGES
          ---------                                               ---  ---


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 5, 1998                               COMSAT CORPORATION

                                             By /s/ Alan G. Korobov
                                               --------------------
                                               Alan G. Korobov
                                               Controller
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CUSIP No. 925529208                     13G                   PAGE 8 OF 8 PAGES
          ---------                                               ---  ---


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 5, 1998                               COMSAT INTERNATIONAL, INC.

                                             By /s/ Gerry Allen
                                               --------------------
                                               Gerry Allen
                                               President